Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI DECLARES REGULAR & SPECIAL DIVIDENDS

PEORIA, ILLINOIS, November 10, 2021 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a special cash dividend of $2.00 per share of common stock, which is expected to total approximately $90 million, and a regular quarterly cash dividend of $0.25 per share. Both dividends are payable on December 20, 2021, to shareholders of record as of November 30, 2021.

“We are pleased to be able to share the rewards of our strong performance and return excess capital to shareholders through a $2.00 per share special dividend,” said RLI Chairman & CEO Jonathan E. Michael. “Our ability to return $135 million to shareholders in 2021, despite the impact of catastrophe losses on our business, is a testament to RLI’s financial strength and sustainability. Including today’s announced dividends, RLI has returned more than $1.1 billion to shareholders over the last ten years. We remain confident in our ability to continue to grow our business, serve our policyholders well and deliver long-term value to shareholders.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 46 consecutive years and delivered underwriting profits for 25 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Vice President, Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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